Exhibit 99.1

Iconix Brand Group Receives Letter from NASDAQ

New York, NY — March 18, 2016— Iconix Brand Group, Inc. (NASDAQ: ICON) (the “Company”), announced today that as a result of the previously disclosed delayed filing of its Form 10-K for the year ended December 31, 2015 (the “2015 Form 10-K”), it has received a customary deficiency notice from the NASDAQ Listing Qualifications Staff. The delayed filing is related to the Company’s anticipated financial restatement, which was previously disclosed on February 18, 2016. The Company expects to conclude its restatement and anticipates filing its 2015 Form 10-K by March 30, 2016, which would allow the Company to regain full compliance with NASDAQ.

The NASDAQ letter states that the Company is not currently in compliance with NASDAQ Marketplace Rule 5250(c)(1). The letter requests that the Company submit a plan to regain compliance with respect to the NASDAQ’s continued listing standards no later than May 16, 2016. If the Company fails to provide a timely plan or the NASDAQ staff determines the Company’s plan is insufficient to regain compliance, the Company may be subject to delisting from the NASDAQ Stock Market. However, the Company anticipates that it will file the 2015 Form 10-K by March 30, 2016, and believes that submission of a plan will not be necessary.

Cautionary Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements, including how promptly we are able to complete our accounting review and the results of that review, as well as those factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2014 with the SEC, which can be found at the SEC’s website www.sec.gov, each of which is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.